UNBRIDLED ENERGY CORPORATION

(the “Company”)

Certified Copy of Shareholders’ Resolutions

I, the undersigned, being a director of the Company, hereby certify the following to be a true copy of resolutions passed by the shareholders of the Company at the Annual & Special General Meeting of Shareholders held on the 17th day of October, 2006, and that the same are still in full force and effect and have not been rescinded as at the date hereof:

“Amendments to Authorized Share Structure

ON MOTION DULY MADE, SECONDED AND CARRIED, IT WAS RESOLVED as special resolutions that:

1.

the authorized capital of the Company be increased to an unlimited number of Common shares without par value and by creating an unlimited number of Preferred shares without par value;

.

the Notice of Articles of the Company be altered accordingly;

3.

the Preferred shares shall have attached to them, as a class, the special rights and restrictions set out in Article 26 of the Company’s Articles; and

4.

The Articles of the Company be altered by adding thereto Article 26 – Special Rights and Restrictions Attached to Shares, as follows:

“26.

SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO SHARES

26.1

Preferred Shares

The special rights and restrictions attached to the Preferred shares as a class are as follows:

(a)

the Preferred shares may, at any time and from time to time, be issued in one or more series; and

(b)

the directors may, by resolution passed before the issue of Preferred shares of the series to which the resolution relates:

(1)

determine the maximum number of Preferred shares of any of those series of Preferred shares that the Company is authorized to issue, determine that there is no maximum number or alter any determination made under this subparagraph, and authorize the alteration of the notice of articles accordingly;

(2)

alter the articles, and authorize the alteration of the notice of articles, to create an identifying name by which the Preferred shares of any of those series of Preferred shares may be identified or to alter any identifying name created under this subparagraph; and

(3)

alter the articles, and authorize the alteration of the notice of articles, to attach special rights or restrictions to the Preferred shares of any of those series of Preferred shares or to alter any such special rights or restrictions.”

Certified a true copy this 17th day of October, 2006.

“Joseph Frantz Jr.”

Director